SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 14, 2004 (December 8, 2004)

United Retail Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation	00019774 (Commission File Number)	51-0303670 (IRS Employer Identification No.)

365 West Passaic Street, Rochelle Park, NJ (Address of principal executive offices)	07662 (Zip Code)

Registrant's telephone number including area code: (201) 845-0880

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 – Results of Operations and Financial Condition.

The information contained in Item 4.02 hereof is incorporated herein by reference.

Item 4.02 – Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)	Adopting a recommendation of the Company’s management, the Audit Committee of the Board of Directors of the Company concluded on December 8, 2004 that:

  the Company’s balance sheets at February 1, 2003 and January 31, 2004 and subsequent interim balance sheets, as well as interim balance sheets within the year ended January 31, 2004, and the Company’s statements of cash flows for the fiscal years ended January 31, 2002, February 1, 2003 and January 31, 2004 and for subsequent interim periods, as well as for interim periods within the year ended January 31, 2004.

need to be restated and that those previously filed financial statements cannot be relied upon. The Company’s statements of operations are not expected to be affected and are not expected to have to be restated. The Audit Committee’s decision was made in consultation with and with the concurrence of the Company’s independent registered public accounting firm. The Company has filed a Form 12b-25 notification with the SEC and intends to file its Form 10-Q for the quarter ended October 30, 2004 on or before December 20, 2004. It will reflect the revised accounting treatment described below.

In December 2004, the Company re-evaluated the manner in which it accounts for construction allowances and other concessions from landlords of retail stores leased by the Company (“Construction Allowances”) on its balance sheets and statements of cash flows. Historically, the Company’s accounting for Construction Allowances on its statements of operations complied with Statement of Financial Accounting Standards No. 13 (“SFAS 13”) and FASB Technical Bulletin No. 88-1 (“FTB 88-1”) because Construction Allowances were amortized over the minimum lease term on a straight-line basis, as part of buying and occupancy costs on the statements of operations. In its detailed accounts, however, the Company historically followed the practice of recording this amortizaiton as a reduction of depreciation expense, rather than rent expense. Additionally, on the Company’s balance sheets, the unamortized portion of Construction Allowances was netted against fixed assets and not presented as a deferred credit. Further, the Company’s statements of cash flows reflected Construction Allowances received as a reduction of capital expenditures (within “investing” cash flows), rather than as an operating lease activity (within “operating” cash flows).

The Company, in consultation with and with the concurrence of its independent registered public accounting firm is changing the manner in which it accounts for Construction Allowances to provide for, pursuant to SFAS 13 and FTB 88-1, the establishment of a deferred credit on the balance sheets for the unamortized portion of Construction Allowances, rather than netting these amounts against fixed assets. Further, the Company will present Construction Allowances received within “operating” activities on the statements of cash flows.

With respect to historical accounting for Construction Allowances, the Company intends to file amendments to the Company’s Annual Report on Form 10-K for fiscal 2003 and the subsequent Quarterly Reports filed by the Company on Form 10-Q, which amended filings will restate the Company’s balance sheets and statements of cash flows and conform the financial statement footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as the five-year selected financial data, to the revised accounting treatment for Construction Allowances described above. It, however, is not expected that it will be necessary for the Company to make any change to its historical statements of operations.

Based upon a preliminary analysis, the Company currently estimates: (i) that the effect on the Company’s January 31, 2004 balance sheet of these adjustments will be an increase in fixed assets of $15.0 million and the addition of a corresponding deferred rent liability and (ii) that the effect on the Company’s February 1, 2003 balance sheet of these adjustments will be an increase in fixed assets of $17.0 million and the addition of a corresponding deferred rent liability.

Further, based on a preliminary analysis, the Company currently estimates that the impact on the Company’s cash flow statements will be to increase both operating cash flows and capital expenditures (within investing “cash flows”) by the same amounts. Based upon its preliminary analysis, the Company currently estimates that these adjustments will be $0.8 million for the fiscal year ended January 31, 2004, $2.7 million for the fiscal year ended February 1, 2003 and $4.9 million for the fiscal year ended January 31, 2002.

While the Company has not yet completed its work, the Company has preliminarily identified certain other items on its balance sheets and statements of cash flows which may require a change in presentation. Accordingly, the reporting periods affected and the impact on these periods may change further as additional information becomes available. The Company is currently reiewing the effect, if any, that the restatements may have on certain financial covenants contained in its revolving credit facility. The Company’s statements of operations are not expected to be affected and are not expected to have to be restated.

On December 14, 2004, the Company issued a press release announcing that it would be filing the restatements of its balance sheets and statements of cash flows described above. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 Financial Statement and Exhibits

(c) Exhibits

Exhibit No.	Description
99.1	Press released issued by United Retail Group, Inc. on December 14, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 14, 2004	UNITED RETAIL GROUP, INC. By:GEORGE R. REMETA George R. Remeta Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press released issued by United Retail Group, Inc. on December 14, 2004